Cravath & Associates, LLC
19809 Shady Brook Way
Gaithersburg, MD 20879
(240) 338-2220

May 23, 2019

The Board of Trustees FundX Investment Trust 101 Montgomery Street, Suite 2400 San Francisco, CA 94104

Ladies and Gentlemen:

We have acted as counsel to FundX Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of its separate investment series the FundX Conservative Upgrader Fund (the “Acquiring Fund”), in connection with the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the FundX Tactical Upgrader Fund (the “Acquired Fund”), another separate investment series of the Trust, in exchange for shares of beneficial interest of the Acquiring Fund (the “Reorganization”).  The authorized shares of beneficial interest of the Acquiring Fund intended to be issued in connection with the Reorganization are hereinafter referred to as the “Shares”, and you have requested our legal opinion regarding certain matters with respect to the Shares.

In connection therewith, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Declaration of Trust of the Trust as currently in effect; (ii) the By-Laws of the Trust as currently in effect; (iii) a copy of the form of the Registration Statement on Form N-14 of the Trust to be filed with the U.S. Securities and Exchange Commission with respect to the Reorganization (the “Registration Statement”); (iv) pertinent provisions of the laws of the State of Delaware; (v) a certificate issued by the Secretary of the State of Delaware dated as of the date hereof with respect to the Trust, and (vi) such other documents as we have deemed relevant for purposes of rendering our opinion.

We have accepted, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy of all certificates of public officials.

Based on such examination, we are of the opinion that the Shares to be offered for sale by the Trust with respect to the Acquiring Fund, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

The foregoing expresses our opinion as to the Delaware statutory trust law governing the authorization and issuance of the Shares but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

We are members of the Bar of the District of Columbia and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the District of Columbia.  We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes and case law of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement.

/s/ Cravath & Associates, LLC

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